ERNST & YOUNG		Ernst & Young LLP           Phone (312) 879-2000
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August 22, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Gentlemen:

We have read Item 77K of Form N-SAR for the period ended
June 30, 2006, of Van Wagoner Funds, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph and with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


						Very truly yours,

						/s/ ERNST & YOUNG LLP

						ERNST & YOUNG LLP






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